News
For Immediate Release January 15, 2003	Contact: Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES UPDATES

FOURTH QUARTER EARNINGS OUTLOOK

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NEW YORK, January 15--Minerals Technologies Inc. (NYSE: MTX) announced today that its fourth quarter earnings will be affected negatively by a decline in the performance of its refractories segment, as well as by the bankruptcy filing of one of its precipitated calcium carbonate (PCC) customers.

     "For the first two months of the quarter our earnings were on track," said Paul R. Saueracker, chairman, president and chief executive officer. "In December, however, the profitability of our refractories segment declined precipitously. Refractories sales fell drastically in Europe due to downtime taken by steelmakers, and although sales in North America increased, the product mix resulted in lower margins."

     In addition, Great Northern Paper filed a petition for bankruptcy protection on January 10, 2003. Minerals Technologies owns and operates a PCC satellite plant that supplies filler grade PCC to two paper mills owned by Great Northern, in Millinocket and East Millinocket, Maine. Great Northern is seeking financing to enable it to continue to operate both mills while it reorganizes under Chapter 11 of the bankruptcy laws. While the outcome of the bankruptcy proceeding and the long-term future of the Millinocket and East Millinocket mills are uncertain, the company has taken the precaution of increasing its bad debt reserve by approximately $3 million, and will continue to evaluate the prospects of its Millinocket PCC facility.

     "Our earnings for the fourth quarter will be significantly below the $0.74 consensus estimate of analysts polled by Thomson First Call, reflecting the continuing difficult economic environment, especially in December," said Mr. Saueracker. "While the ultimate outcome of the Great Northern bankruptcy is unknown, the reserve we have taken, together with the shortfall in the refractories business, will reduce our earnings between $0.15 and $0.18 per share."

     Minerals Technologies will release its fourth quarter 2002 earnings on Thursday, January 23 and will host a conference call at 11 a.m. Friday, January 24.

     MTI is a global resource- and technology-based growth company that develops, produces and markets the highest quality performance-enhancing minerals and related products, systems and services. MTI serves the paper, steel, polymer and other manufacturing industries.

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     This press release contains some forward-looking statements; in particular statements of anticipated changes in the business environment in which the company operates and in the company's future operating rates. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements of our 2001 Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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For further information about Minerals Technologies Inc. look on the Internet at www.mineralstech.com